Exhibit 99.1
For Release
August 1, 2006
1:00 p.m. PDT

Contact:
Mike Holtzman
SVP, Finance and Chief Financial Officer
(818) 878-7900

On Assignment, Inc. Reports 2006 Second Quarter Results
EPS of $0.07 exceeds guidance,
Quarterly revenues up 20%, gross margin improved to 28%
Full year estimates raised

Calabasas, CA, August 1, 2006 — On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Health Information Services, reported revenues for the quarter ended June 30, 2006 of $68,636,000.  Net income for the quarter was $1,914,000, or $0.07 per share, including $0.02 per share of FAS 123R expense.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $3,894,000, which includes $555,000 of FAS 123R expense.

SECOND QUARTER HIGHLIGHTS

•                  Revenues for the quarter were up 19.6% year over year. Excluding revenues in the second quarter of 2005 of $604,000 derived from staffing hospitals experiencing labor disruptions, revenues for the quarter were up 20.8%.

•                  Selling, General and Administrative (SG&A) expenses were $16,644,000, or 24.2% of total revenues. Excluding FAS 123R expense of $555,000, SG&A was $16,089,000, or 23.4% of total revenues.

•                  Operating income was $2,624,000, an increase of $2,845,000 from the second quarter of 2005.

•                  Adjusted EBITDA, which excludes FAS 123R expense of $555,000, was $4,449,000, or 6.5% of total revenues.

•                  Cash, cash equivalents and restricted cash totaled $33,789,000 at June 30, 2006, up $6,341,000 from the preceding quarter.

For the quarter ended June 30, 2006, consolidated revenues were $68,636,000, an increase of 19.6% compared to $57,408,000 in the same period of 2005.  Lab Support revenues were $29,070,000, up 21.5% compared to $23,934,000 in the same period of 2005.  Healthcare Staffing revenues, which include our Nurse Travel, Medical Financial and Allied and Health Information Services (MF&A) lines of business, were $39,566,000, up 18.2% compared to $33,474,000 in the same period of 2005.  Nurse Travel revenues were $26,934,000, up 12.0% compared to $24,058,000 in the same period of 2005.  Excluding revenues in the second quarter of 2005 of $604,000 derived from staffing hospitals experiencing labor disruptions, Nurse Travel revenues were up 14.8%. MF&A revenues were $12,632,000, up 34.2% compared with $9,416,000 in the same period of 2005.

Operating income for the quarter ended June 30, 2006 was $2,624,000, which includes $555,000 of FAS 123R expense, compared to an operating loss of $221,000 in the second quarter of 2005.  EBITDA for the quarter was $3,894,000, including FAS 123R expense, an improvement of $2,804,000 over the year-ago quarter. Net income for the quarter ended June 30, 2006 was $1,914,000, or $0.07 per share, including $0.02 per share of FAS 123R expense, compared to net income of $146,000, or $0.01 per share, for the quarter ended June 30, 2005.  The operating loss, net income and EBITDA in the prior year’s period did not include expenses related to FAS 123R.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to report another solid quarter of organic growth in revenues, gross profits, EBITDA and EPS. Our focus on expanding our gross margins and controlling our SG&A expenses allowed us to increase our EBITDA by 106% from the first quarter of 2006.  Our earnings per share were $0.07, up from $0.01 in the prior-year period as well as sequentially.

Dameris continued, “Adjusted EBITDA, which excludes FAS 123R expense, was 6.5% of total revenues, up from 1.9% in the year ago period and within 50 basis points of our stated goal of 7.0%.”

Dameris concluded, “All of our divisions contributed to our strong reported results in the quarter.  Demand for our services continues to strengthen.  Based on the momentum that we’re experiencing in the third quarter, we are raising our full-year revenue and EPS estimates.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our second quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 33.4%, 20.7% and 31.5%, respectively.  Gross margins were up year over year for all lines of business.  Consolidated gross margin of 28.1% was up approximately 140 bps year over year and 260 bps compared with the seasonally-impacted first quarter. The improved consolidated gross margin was principally due to higher margins on contract assignments.

We ended the quarter with $33.8 million in cash, cash equivalents and restricted cash.  Our working capital was $53.6 million, up from $50.1 million in the preceding quarter.  Cash provided by operations was $6.9 million, cash from stock option exercises was $0.6 million and capital expenditures were $0.7 million.

Holtzman continued, “Based on the strength of revenues in the first three weeks of the third quarter, we currently project revenues of $73.5 to $74.5 million for the quarter ending September 30, 2006.  We are projecting consolidated gross margin of approximately 27.5% to 28.0% and SG&A of $16.2 to $16.6 million, including depreciation and amortization of $1.4 million and excluding approximately $850,000 of FAS 123R expense. We project earnings per share of $0.08 to $0.10, which includes FAS 123R expense of approximately $0.02 per share and an effective tax rate of 30.0%.

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, we are raising previous guidance of revenues to $279 to $282 million, (from $270 to $275 million), which represents growth of 17.3% to 18.6% over 2005.  We project average gross margin for the year of approximately 27.0%, SG&A of $64.5 to $65.5 million, excluding approximately $2.6 to $2.8 million of FAS 123R expense, and earnings per share of $0.21 to $0.24, which includes approximately $0.08 per share in FAS 123R expense.”

On Assignment will hold its quarterly conference call to discuss its 2006 second quarter financial results tomorrow, Wednesday August 2, 2006 at 10:30 a.m. EDT.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call can be accessed from approximately 11:30 a.m. EDT on, Wednesday August 2, 2006 through Friday August 11, 2006 by dialing (800) 642-1687 or (706) 645-9291 with the access code 3122590.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment
On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures
Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward looking statements include statements regarding the Company’s anticipated financial and operating performance in 2006.  All statements in this release, other than those setting forth strictly historical information, are forward looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)
(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Six Months Ended
	June 30, 2006	June 30, 2005	March 31, 2006	June 30, 2006	June 30, 2005

Revenues	$68,636	$57,408	$66,723	$135,359	$107,204
Cost of Services	49,368	42,073	49,739	99,107	78,900
Gross Profit	19,268	15,335	16,984	36,252	28,304
Selling, General and Administrative Expenses	16,644	15,556	16,786	33,430	31,530
Operating Income (Loss)	2,624	(221)	198	2,822	(3,226)
Interest Income	256	127	234	490	341
Pre-tax Income (Loss)	2,880	(94)	432	3,312	(2,885)
Income Tax Expense (Benefit)	966	(240)	130	1,096	(160)
Net Income (Loss)	$1,914	$146	$302	$2,216	$(2,725)
Diluted Earnings (Loss) Per Share	$0.07	$0.01	$0.01	$0.08	$(0.11)
Weighted Average Common and Common Equivalent Shares Outstanding	26,974	25,356	26,827	26,820	25,311

(Unaudited)
(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Six Months Ended
	June 30, 2006	June 30, 2005	March 31, 2006	June 30, 2006	June 30, 2005
Revenues:
Lab Support Segment	$29,070	$23,934	$26,458	$55,528	$45,767

Nurse Travel	26,934	24,058	28,682	55,616	43,708
Medical Financial and Allied	12,632	9,416	11,583	24,215	17,729
Healthcare Segment	39,566	33,474	40,265	79,831	61,437
Total	$68,636	$57,408	$66,723	$135,359	$107,204

Gross Profit:
Lab Support Segment	$9,723	$7,558	$8,075	$17,798	$14,577

Nurse Travel	5,565	4,968	5,785	11,350	8,724
Medical Financial and Allied	3,980	2,809	3,124	7,104	5,003
Healthcare Segment	9,545	7,777	8,909	18,454	13,727
Total	$19,268	$15,335	$16,984	$36,252	$28,304

Selected Cash Flow Information:
Cash provided by Operations	$6,885	$3,018	$2,470	$9,355	$4,518
Capital Expenditures	661	879	1,596	2,257	2,142

(Unaudited)
(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE TO
NON-GAAP EBITDA

	Quarter Ended
	June 30, 2006	June 30, 2005	March 31, 2006
Net Income	$1,914	$146	$302
Interest Income	(256)	(127)	(234)
Income Tax Expense (Benefit)	966	(240)	130
Depreciation	1,033	1,029	1,453
Amortization of Intangibles	237	282	235
EBITDA	3,894	1,090	1,886
FAS 123R Expense	555	—	459
Adjusted EBITDA	$4,449	$1,090	$2,345

Weighted Average Common and Common Equivalent Shares Outstanding	26,974	25,356	26,827

(Unaudited)
(In thousands of dollars)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	June 30, 2006	June 30, 2005	March 31, 2006
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$33,789	$25,673	$27,448
Accounts Receivable, net	35,084	29,196	37,225
Working Capital	53,630	40,501	50,116
Total Assets	100,819	89,644	97,239
Current Liabilities	18,140	18,294	18,126
Long-term Liabilities	476	152	418
Stockholders Equity	82,203	71,198	78,695